Exhibit 5.1

July 3, 2024

Serina Therapeutics, Inc.

601 Genome Way

Suite 201

Huntsville, Alabama 35806

Ladies and Gentlemen:

We have acted as counsel to Serina Therapeutics, Inc., a Delaware corporation (the “Corporation”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”)

The Registration Statement relates to the issuance by the Corporation of (i) up to 3,000,568 shares (the “Warrant Shares”) of the Corporation’s common stock, par value $0.0001 (“Serina common stock”), upon the exercise of: (A) 1,500,284 warrants (the “Post-Merger Warrants”) originally issued pursuant to that certain Warrant Agreement, by and between the Corporation and Equiniti Trust Company, LLC as warrant agent, dated as of March 19, 2024 (the “Warrant Agreement”) and (B) 1,500,284 warrants (the “Incentive Warrants” and together with the Post-Merger Warrants, the “Warrants”) issuable upon the exercise of the Post-Merger Warrants, and (ii) 1,500,284 Incentive Warrants upon the exercise of the Post-Merger Warrants.

The Registration Statement also relates to the resale by certain stockholders and warrant holders of the Corporation named in the Registration Statement (the “Selling Securityholders”), from time to time, of up to (i) 1,889,321 Warrant Shares issuable upon the exercise of up to (A) 755,728 Post-Merger Warrants and (B) 1,133,593 Incentive Warrants, and (ii) 2,267,188 outstanding shares of Serina common stock (the “Secondary Shares” and together with the Warrant Shares and the Warrants, the “Securities”) held of record by the Selling Securityholders.

In our capacity as your counsel in the connection referred to above and as a basis for the opinion hereinafter expressed, we have examined (i) the First Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, (ii) the Amended and Restated Bylaws of the Corporation, as amended to date (iii) the Warrant Agreement, (iv) originals, or copies certified or otherwise identified, of the Corporation, including minute books of the Corporation as furnished to us by the Corporation, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Corporation and other instruments and documents, and (vi) the Registration Statement and the prospectus contained therein. We have also examined originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Corporation and the due authorization, execution and delivery of all documents by the parties thereto other than the Corporation. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Corporation.

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We have also assumed that:

i.	the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;

ii.	a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;

iii.	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement;

iv.	the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement and the applicable Prospectus Supplement;

v.	the Securities offered do not violate any law applicable to the Corporation, or result in a default under or breach of any agreement or instrument binding upon the Corporation;

vi.	the Corporation will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered; and

vii.	the Securities offered will comply with all requirements and restrictions, if any, applicable to the Corporation, whether imposed by any court or governmental or regulatory body having jurisdiction over the Corporation.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, (i) the Warrant Shares, when issued and sold by the Corporation upon valid exercise of the Warrants in accordance with the terms thereof and the Warrant Agreement, including, without limitation, payment of the consideration thereof described in the Warrant Agreement, will be validly issued, fully paid and non-assessable, (ii) the Secondary Shares are validly issued, fully paid and nonassessable, and (iii) the Incentive Warrants constitute valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

Our opinions expressed above are subject to the qualification that we express no opinion to the extent that, notwithstanding the Corporation’s current reservation of shares of Serina common stock, future issuances of securities of the Corporation, including the Securities and/or antidilution adjustments to outstanding securities of the Corporation, may cause the Warrants to be exercisable or redeemable for more shares of Serina common stock than the number that then remain authorized but unissued.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware General Corporation Law (“DGCL”) and the laws of the State of New York.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion should the DGCL or the laws of the State of New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bradley Arant Boult Cummings, LLP